Exhibit 99.1

HYATT REPORTS THIRD QUARTER 2022 RESULTS
Total Fee Revenue Exceeds 2019 by 50%; Raises Full Year Outlook for RevPAR and Net Rooms Growth
CHICAGO (November 3, 2022) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported third quarter 2022 financial results. Highlights include:
•Net income was $28 million in the third quarter of 2022 compared to net income of $120 million in the third quarter of 2021. Adjusted net income was $72 million in the third quarter of 2022 compared to Adjusted net income of $241 million in the third quarter of 2021.
•Diluted EPS was $0.25 in the third quarter of 2022 compared to $1.15 in the third quarter of 2021. Adjusted Diluted EPS was $0.64 in the third quarter of 2022 compared to $2.31 in the third quarter of 2021.
•Adjusted EBITDA was $252 million in the third quarter of 2022 compared to $110 million in the third quarter of 2021. Apple Leisure Group ("ALG") contributed $78 million of Adjusted EBITDA in the third quarter of 2022.
◦Adjusted EBITDA does not include ALG's Net Deferrals of $17 million and Net Financed Contracts of $26 million in the third quarter of 2022.
•Comparable system-wide RevPAR increased 45.9% to $133.31 and comparable U.S. hotel RevPAR increased 35.6% to $147.70 in the third quarter of 2022 compared to the third quarter of 2021.
•Comparable owned and leased hotels RevPAR increased 47.4% to $177.24 in the third quarter of 2022 compared to the third quarter of 2021. Comparable owned and leased hotels operating margin improved to 24.1% in the third quarter of 2022.
•All-inclusive Net Package RevPAR was $176.61 and all-inclusive Average Daily Rate was $243.75 in the third quarter of 2022.
•Net Rooms Growth was 18.7%, or 4.5% when excluding ALG, in the third quarter of 2022.
•Pipeline of executed management or franchise contracts was approximately 114,000 rooms, inclusive of ALG's pipeline contribution of 8,000 rooms.
•Share Repurchase activity in the third quarter of 2022 was approximately 1.87 million shares repurchased for $162 million.
Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt, said, "We had a tremendous quarter that demonstrates our unique positioning and differentiated model. We reported total fee revenue that exceeded 2019 by 50%, raised our full year 2022 Net Rooms Growth outlook to approximately 6.5%, and expanded our pipeline to 114,000 rooms. Our greater mix of fee based earnings is driving record results and significant free cash flow. We continue to see demand accelerating and our outlook remains optimistic based on our latest booking trends."
Refer to the table on page A-15 of the schedules for a summary of special items impacting Adjusted net income (loss) and Adjusted Diluted earnings (losses) per share for the three months ended September 30, 2022 and September 30, 2021.
Note: All RevPAR and ADR percentage changes are in constant dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page A-12.

Operational Update
Comparable system-wide RevPAR increased 2.0% in the third quarter compared to the same period in 2019 driven by an increase in average rate of 13.6%. In the month of September, comparable system-wide RevPAR increased 3.1% compared to 2019 reflecting an improved contribution from group and business transient revenue.
The ALG all-inclusive portfolio continues to experience favorable trends. Net package RevPAR for the same set of properties managed by ALG in the Americas increased 29% in the third quarter compared to the same period in 2019. Total Net Package Revenue for all ALG properties increased 91% in the third quarter compared to 2019 reflecting the impact of net rooms growth fueled by ALG's organic growth in the Americas and significant expansion into Europe.
Segment Results and Highlights

(in millions)	Three Months Ended September 30,			Change From 2022 ($)
	2022	2021	2019[1]	vs. 2021	vs. 2019
Owned and leased hotels	$ 66	$ 51	$ 73	$15	$(7)
Americas management and franchising	114	74	93	40	21
ASPAC management and franchising	15	6	19	9	(4)
EAME/SW Asia management and franchising	21	5	12	16	9
Apple Leisure Group	78	—	—	78	78
Corporate and other	(42)	(26)	(33)	(16)	(9)
Eliminations	—	—	(1)	—	1
Adjusted EBITDA	$ 252	$ 110	$ 163	$142	$89

	Three Months Ended September 30,			Change From 2022 ($)
	2022	2021	2019	vs. 2021	vs. 2019
Net Deferrals	$17	$—	$—	$17	$17
Net Financed Contracts	$26	$—	$—	$26	$26
1 Effective January 1, 2020, the results of Miraval are reported in the owned and leased hotels segment and Americas management and franchising segment. Fees from Hyatt Residence Club are reported in the Americas management and franchising segment. These changes are also reflected for the three months ended September 30, 2019.
•Owned and leased hotels segment: Comparable operating margins improved to 24.1%, reflecting strong operational execution and growth in average daily rates. Owned and leased hotels Adjusted EBITDA increased $19 million, or 41%, when adjusted for the net impact of transactions, in the third quarter compared to the same period in 2019.
•Americas management and franchising segment: Results were led by the continued strength in leisure demand, strong group recovery, and improved business transient demand. New hotels added to the system since the start of 2019 contributed $16 million in fee revenue.
•ASPAC management and franchising segment: Results reflect lower demand in Greater China while the remainder of the region improved from the easing or elimination of travel restrictions.
•EAME/SW Asia management and franchising segment: Results were led by Western Europe which benefited from strong international inbound demand and India which benefited from strong domestic demand.
•Apple Leisure Group segment: Results were led by the continued strength of leisure travel demand, favorable pricing, and airlift that remains above 2019 levels for key Americas destinations.
Openings and Development
During the third quarter, 22 new hotels (or 4,243 rooms) joined Hyatt's system. Notable openings included Dreams Cozumel, Hyatt Regency Lisbon, Park Hyatt Jakarta, Thompson Madrid, and Unbound Magma Resort Santorini.
As of September 30, 2022, the Company had a pipeline of executed management or franchise contracts for approximately 550 hotels (approximately 114,000 rooms), inclusive of ALG's pipeline contribution of approximately 20 hotels (or approximately 8,000 rooms).

Transactions and Capital Strategy
On October 1, 2022, the Company sold the entity that was the operating lessee of the Hyatt Regency Mainz in Germany for a nominal amount to an unrelated third party and entered into a long-term franchise agreement. On October 5, 2022, the Company sold Hyatt Regency Greenwich in Connecticut for approximately $40 million to an unrelated third party and entered into a long-term management agreement.
The Company intends to successfully execute plans to sell $2.0 billion of real estate, net of acquisitions, by the end of 2024 as part of its expanded asset-disposition commitment announced in August 2021. As of November 3, 2022, the Company has realized $721 million of proceeds from the net disposition of owned assets as part of this commitment.
Balance Sheet and Liquidity
As of September 30, 2022, the Company reported the following:
•Total debt of $3,804 million.
•Pro rata share of unconsolidated hospitality venture debt of $582 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $2.9 billion with $1,374 million of cash and cash equivalents and short-term investments, and borrowing availability of $1,496 million under Hyatt's revolving credit facility, net of letters of credit outstanding.
◦Total liquidity excludes approximately $300 million of restricted cash to redeem floating rate senior notes.
On October 1, 2022, the Company redeemed its floating rate senior notes due 2023 for approximately $302 million, inclusive of $300 million aggregate principal and $2 million of accrued interest, using restricted cash. On October 28, 2022, the Company redeemed its 3.375% senior notes due 2023 for approximately $353 million, inclusive of $350 million aggregate principal and $3 million of accrued interest, using available cash and cash equivalents. As a result of these transactions, the total outstanding principal on the Company's senior notes was $3,135 million as of October 31, 2022.
During the third quarter, the Company repurchased a total of 1,865,489 Class A common shares for approximately $162 million. The Company ended the third quarter with 48,412,428 Class A and 59,017,749 Class B shares issued and outstanding. From October 1 through October 31, 2022, the Company repurchased 327,556 shares of Class A common stock for an aggregate purchase price of approximately $27 million. Through the first ten months of the year, the Company has repurchased approximately $290 million of Class A common shares. As of October 31, 2022, the Company had approximately $638 million remaining under its share repurchase authorization.
2022 Outlook
The Company is providing the following guidance for full year 2022:

	Full Year 2022 vs. 2021	Full Year 2022 vs. 2019
System-Wide RevPAR[1]	60% to 65%	(7)% to (4)%

Full Year 2022 vs. 2021
Net Rooms Growth	Approx. 6.5%

(in millions)	Full Year 2022 HHC	Full Year 2022 HHC exc. ALG	Full Year 2022 ALG
Capital Expenditures	$210	$185	$25
Total Adjusted SG&A2	$460 - $465	$320 - $325	$140
One-Time Integration Costs[3]	$25 - $30	$25 - $30	$ —
1 RevPAR is based on constant currency whereby previous periods are translated based on the current period exchange rate. RevPAR percentage for 2022 vs. 2021 is based on comparable hotels. RevPAR percentage for 2022 vs. 2019 is based on the same set of properties that were comparable in both 2022 and 2019.
2 Refer to the table on page A-17 of the schedules for a reconciliation of selling, general, and administrative expenses to Adjusted selling, general, and administrative expenses.
3 One-time integration costs are related to the acquisition of ALG and are included within Legacy Hyatt Adjusted selling, general, and administrative expenses.
No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2022 Outlook. The Company's 2022 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, November 3, 2022, at 8:00 a.m. CT.
Participants are encouraged to listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 888-412-4131 (U.S. Toll-Free) or 646-960-0134 (International Toll Number) using conference ID# 9019679 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available for one week beginning on Thursday, November 3, 2022 at 11:00 a.m. CT by dialing: 800-770-2030 (U.S. Toll-Free) or 647-362-9199 (International Toll Number) using conference ID# 9019679. An archive of the webcast will be available on the Company’s website for 90 days.
Investor Contact
Noah Hoppe, 312.780.5991, noah.hoppe@hyatt.com
Media Contact
Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, the impact of the COVID-19 pandemic and pace of recovery, the amount by which the Company intends to reduce its real estate asset base and the anticipated timeframe for such asset dispositions, the number of properties we expect to open in the future, booking trends, RevPAR trends, our expected Adjusted SG&A expense, our expected capital expenditures, our expected net rooms growth, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: risks associated with the acquisition of Apple Leisure Group, including successful integration of the Apple Leisure Group business; the duration and severity of the COVID-19 pandemic or any additional resurgence and the pace of recovery following the pandemic or any additional resurgence; the short and long-term effects of the COVID-19 pandemic, including on the demand for travel, transient and group business, and levels of consumer confidence; the impact of actions taken by governments, businesses, or individuals in response to the COVID-19 pandemic or any additional resurgence on global and regional economies, travel limitations or bans, and economic activity; the ability of third-party owners, franchisees, or hospitality venture partners to successfully navigate the impacts of the COVID-19 pandemic or any additional resurgence; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geo-political conditions, including political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party property owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to successfully execute on our strategy to expand our management and franchising business while at the same time reducing our real estate asset base within targeted timeframes and at expected values; declines in the value of our real estate assets; unforeseen terminations of our management or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, including as a result of the COVID-19 pandemic, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the SEC, including our annual report on Form 10-K, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted Net Income (Loss); Adjusted Diluted EPS; Adjusted EBITDA; Adjusted EBITDA Margin; and Adjusted SG&A Expenses. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt Twitter account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Sign up for Email Alerts" in the "Investor Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of September 30, 2022, the Company’s portfolio included more than 1,200 hotels and all-inclusive properties in 72 countries across six continents. The Company's offering includes brands in the Timeless Collection, including Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Hyatt Residence Club®, Hyatt Place®, Hyatt House®, and UrCove; the Boundless Collection, including Miraval®, Alila®, Andaz®, Thompson Hotels®, Hyatt Centric®, and Caption by Hyatt; the Independent Collection, including The Unbound Collection by Hyatt®, Destination by Hyatt™, and JdV by Hyatt™; and the Inclusive Collection, including Hyatt Ziva®, Hyatt Zilara®, Zoëtry® Wellness & Spa Resorts, Secrets® Resorts & Spas, Breathless Resorts & Spas®, Dreams® Resorts & Spas, Vivid Hotels & Resorts®, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Unlimited Vacation Club®, Amstar DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income (Loss)
(unaudited)

(in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
REVENUES:
Owned and leased hotels	$309	$263	$911	$558
Management, franchise, and other fees	224	113	582	269
Contra revenue	(9)	(9)	(27)	(26)
Net management, franchise, and other fees	215	104	555	243
Distribution and destination management	244	—	746	—
Other revenues	68	28	206	69
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	705	456	1,885	1,082
Total revenues	1,541	851	4,303	1,952
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	236	208	675	506
Distribution and destination management	186	—	586	—
Depreciation and amortization	96	71	320	219
Other direct costs	73	31	209	78
Selling, general, and administrative	108	69	295	250
Costs incurred on behalf of managed and franchised properties	697	465	1,881	1,117
Direct and selling, general, and administrative expenses	1,396	844	3,966	2,170
Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	(12)	(1)	(89)	35
Equity earnings (losses) from unconsolidated hospitality ventures	2	(12)	(6)	8
Interest expense	(38)	(40)	(116)	(123)
Gains (losses) on sales of real estate	(1)	307	250	412
Asset impairments	(9)	—	(19)	(2)
Other income (loss), net	(24)	(3)	(53)	34
INCOME BEFORE INCOME TAXES	63	258	304	146
PROVISION FOR INCOME TAXES	(35)	(138)	(143)	(339)
NET INCOME (LOSS)	28	120	161	(193)
NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—	—	—
NET INCOME (LOSS) ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$28	$120	$161	$(193)

EARNINGS (LOSSES) PER SHARE—Basic
Net income (loss)	$0.25	$1.17	$1.46	$(1.89)
Net income (loss) attributable to Hyatt Hotels Corporation	$0.25	$1.17	$1.46	$(1.89)
EARNINGS (LOSSES) PER SHARE—Diluted
Net income (loss)	$0.25	$1.15	$1.44	$(1.89)
Net income (loss) attributable to Hyatt Hotels Corporation	$0.25	$1.15	$1.44	$(1.89)

Basic share counts	109.1	102.3	109.7	101.9
Diluted share counts	111.0	104.0	111.8	101.9

Hyatt Hotels Corporation
Segment Financial Summary

(in millions)	Three Months Ended September 30,						Nine Months Ended September 30,
	2022	2021	Change $	Change (%)	Change Constant $	Change Constant $ (%)	2022	2021	Change $	Change (%)	Change Constant $	Change Constant $ (%)

Owned and leased hotels	$300	$268	$32	12.3%	$36	14.1%	$912	$569	$343	60.3%	$348	61.8%
Americas management and franchising	155	109	46	42.5%	46	42.7%	445	249	196	78.9%	196	79.0%
ASPAC management and franchising	26	16	10	59.5%	11	69.4%	58	51	7	14.0%	9	17.7%
EAME/SW Asia management and franchising	30	12	18	161.8%	19	185.5%	66	25	41	168.3%	43	184.3%
Apple Leisure Group	337	—	337	NM	337	NM	976	—	976	NM	976	NM
Corporate and other	16	14	2	12.3%	2	12.3%	43	33	10	28.8%	10	28.8%
Eliminations (a)	(19)	(15)	(4)	(27.5)%	(4)	(28.3)%	(55)	(31)	(24)	(78.9)%	(24)	(79.5)%
Adjusted revenues	$845	$404	$441	109.6%	$447	112.9%	$2,445	$896	$1,549	173.0%	$1,558	175.5%

Adjusted EBITDA
Owned and leased hotels	$51	$42	$9	21.7%	$10	22.9%	$181	$28	$153	550.5%	$153	544.9%
Pro rata share of unconsolidated hospitality ventures	15	9	6	69.0%	6	72.1%	38	6	32	526.8%	32	536.7%
Total owned and leased hotels	66	51	15	29.7%	16	31.1%	219	34	185	546.3%	185	543.4%
Americas management and franchising	114	74	40	54.3%	40	54.6%	316	156	160	102.4%	160	102.7%
ASPAC management and franchising	15	6	9	163.0%	9	191.0%	26	21	5	26.4%	6	32.9%
EAME/SW Asia management and franchising	21	5	16	364.7%	17	434.1%	40	4	36	905.9%	37	NM
Apple Leisure Group	78	—	78	NM	78	NM	188	—	188	NM	188	NM
Corporate and other	(42)	(26)	(16)	(70.6)%	(16)	(71.1)%	(114)	(71)	(43)	(62.4)%	(43)	(62.7)%
Eliminations	—	—	—	(118.1)%	—	(118.1)%	1	1	—	6.6%	—	6.6%
Adjusted EBITDA	$252	$110	$142	128.1%	$144	131.8%	$676	$145	$531	365.1%	$533	369.9%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change $	Change (%)	2022	2021	Change $	Change (%)

Net Deferral activity
Increase in deferred revenue	$46	$—	$46	NM	$147	$—	$147	NM
Increase in deferred costs	(29)	—	(29)	NM	(81)	—	(81)	NM
Net Deferrals	$17	$—	$17	NM	$66	$—	$66	NM

Increase in Net Financed Contracts	$26	$—	$26	NM	$48	$—	$48	NM

(a) These intersegment eliminations represent management fee revenues and expenses related to our owned and leased hotels and promotional award redemption revenues and expenses related to our co-branded credit card program at our owned and leased hotels.

Hyatt Hotels Corporation
Reconciliation of Unlimited Vacation Club Net Deferrals

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change $	Change (%)	2022	2021	Change ($)	Change (%)
Sales of membership club contracts deferrals	$88	$—	$88	NM	$267	$—	$267	NM
Membership club revenue recognized	(42)	—	(42)	NM	(120)	—	(120)	NM
Increase in deferred revenue from membership club contract sales	46	—	46	NM	147	—	147	NM
Costs of memberships club contracts deferrals	(32)	—	(32)	NM	(88)	—	(88)	NM
Membership club costs recognized	3	—	3	NM	7	—	7	NM
Increase in deferred costs from membership club contract costs	(29)	—	(29)	NM	(81)	—	(81)	NM
Net Deferrals	$17	$—	$17	NM	$66	$—	$66	NM

Increase in Net Financed Contracts	$26	$—	$26	NM	$48	$—	$48	NM

Net Deferrals represent cash received in the period for both new membership down payments and monthly installment payments on financed contracts, less cash paid for costs incurred to sell new contracts, net of revenues and expenses recognized on our condensed consolidated statements of income (loss) during the period.
Net Financed Contracts represent contractual future cash flows due to the Company over an average term of less than 4 years, less expenses that will be incurred to fulfill the contract, net of monthly cash installment payments received during the period. At September 30, 2022, the Net Financed Contract balance not recorded on our condensed consolidated balance sheet was $181 million.

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Hotels

	Three Months Ended September 30,						Nine Months Ended September 30,
(in constant $)	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021
Owned and leased hotels (# of hotels) (a)
Owned and leased hotels (26)	$177.24	47.4%	69.3%	13.1% pts	$255.62	19.4%	$166.44	111.8%	64.3%	25.0% pts	$258.90	29.6%

Managed and franchised hotels (# of hotels) (b)
System-wide hotels (914)	$133.31	45.9%	67.9%	13.3% pts	$196.45	17.5%	$119.71	71.8%	61.7%	15.8% pts	$194.02	27.9%

Americas
Full service hotels (217)	$168.11	46.3%	69.0%	15.0% pts	$243.62	14.5%	$155.89	93.0%	63.7%	22.6% pts	$244.79	24.5%
Select service hotels (431)	$117.70	24.8%	74.4%	5.7% pts	$158.22	15.2%	$106.25	46.1%	70.3%	10.3% pts	$151.12	24.6%

ASPAC
Full service hotels (118)	$98.41	63.8%	58.1%	18.4% pts	$169.51	12.0%	$77.90	26.5%	46.7%	6.1% pts	$166.69	9.9%
Select service hotels (31)	$36.94	8.9%	56.2%	5.4% pts	$65.73	(1.5) %	$33.84	(8.4) %	50.4%	(4.2)% pts	$67.12	(0.7) %

EAME/SW Asia
Full service hotels (98)	$136.93	89.2%	65.3%	17.8% pts	$209.80	37.8%	$121.20	147.1%	59.8%	24.5% pts	$202.76	45.7%
Select service hotels (19)	$67.48	77.3%	76.9%	21.4% pts	$87.81	28.1%	$60.76	101.9%	68.3%	22.0% pts	$88.93	36.7%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Managed and franchised hotels figures include owned and leased hotels.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable System-wide Managed and Franchised Hotels (a)

	Three Months Ended September 30,						Nine Months Ended September 30,
(in constant $)	RevPAR		Occupancy		ADR		RevPAR		Occupancy		ADR
	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021
Brand (# of hotels)
Park Hyatt (39)	$223.65	69.5%	60.5%	17.8% pts	$369.44	19.4%	$203.51	68.5%	52.9%	13.0% pts	$384.63	27.0%
Grand Hyatt (55)	$140.31	56.3%	61.9%	15.1% pts	$226.53	18.1%	$129.93	81.4%	56.1%	15.9% pts	$231.42	29.9%
Andaz (23)	$200.02	34.8%	64.7%	11.5% pts	$309.24	11.0%	$194.97	63.8%	59.8%	14.8% pts	$325.86	23.3%
The Unbound Collection by Hyatt (21)	$256.59	36.9%	66.6%	13.5% pts	$385.28	9.2%	$206.28	77.6%	58.3%	16.7% pts	$354.07	26.9%
Composite Luxury[1]	$173.56	50.1%	62.7%	15.0% pts	$277.02	14.3%	$159.14	74.0%	56.6%	15.7% pts	$281.15	25.6%

Hyatt Regency (204)	$127.29	56.9%	66.2%	17.2% pts	$192.39	16.2%	$112.32	89.9%	58.8%	19.8% pts	$191.08	25.9%
Hyatt Centric (37)	$144.54	65.8%	71.8%	16.9% pts	$201.37	26.7%	$132.25	96.6%	64.9%	20.7% pts	$203.83	33.8%
Composite Upper-Upscale[2]	$129.79	57.9%	66.9%	17.0% pts	$193.87	17.7%	$114.51	91.2%	59.5%	19.9% pts	$192.30	27.0%

Hyatt Place (367)	$104.76	24.0%	72.4%	6.7% pts	$144.65	12.4%	$94.50	43.3%	67.8%	9.7% pts	$139.46	22.9%
Hyatt House (109)	$126.38	30.5%	75.9%	6.0% pts	$166.40	20.0%	$114.31	51.3%	72.0%	10.9% pts	$158.79	28.5%
Composite Upscale[3]	$109.82	25.6%	73.2%	6.5% pts	$149.93	14.4%	$99.13	45.4%	68.7%	9.9% pts	$144.20	24.4%

(a) Managed and franchised hotels figures include owned and leased hotels.
1 Includes Park Hyatt, Miraval, Grand Hyatt, Alila, Andaz, The Unbound Collection by Hyatt, Destination by Hyatt, and Thompson Hotels.
2 Includes Hyatt Regency, Hyatt, Hyatt Centric, and JdV by Hyatt.
3 Includes Hyatt Place and Hyatt House.

Hyatt Hotels Corporation
All-inclusive Brand Statistics
All Properties (Comparable and Non-Comparable) Managed and Franchised Hotels (a)

	Three Months Ended September 30,						Nine Months Ended September 30,
(in constant $)	Net Package RevPAR		Occupancy		Net Package ADR		Net Package RevPAR		Occupancy		Net Package ADR
	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021	2022	vs. 2021
Brand (# of hotels)
ALG resorts Americas (63)	$179.42	NM	67.5%	NM	$265.71	NM	$198.99	NM	69.8%	NM	$285.22	NM
ALG resorts Europe (50) (b)	$134.66	NM	82.4%	NM	$163.38	NM	$103.68	NM	72.9%	NM	$142.22	NM
Composite all-inclusive[1] (b)	$176.61	NM	72.5%	NM	$243.75	NM	$186.24	NM	70.3%	NM	$264.94	NM

(a) Managed and franchised hotels figures include owned and leased hotels.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
1 Includes ALG resorts, Hyatt Ziva and Hyatt Zilara.

Hyatt Hotels Corporation
Fee Summary

	Three Months Ended September 30,				Nine Months Ended September 30,
(in millions)	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)

Base management fees	$84	$50	$34	67.2%	$223	$110	$113	102.4%
Incentive management fees	43	10	33	347.8%	128	30	98	332.0%
Franchise fees	52	36	16	42.8%	139	82	57	69.9%
Management and franchise fees	179	96	83	85.8%	490	222	268	120.9%
Other fee revenues	45	17	28	181.1%	92	47	45	96.9%
Management, franchise, and other fees	$224	$113	$111	99.3%	$582	$269	$313	116.8%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Management, franchise, and other fees	$224	$113	$111	99.3%	$582	$269	$313	116.8%
Contra revenue from management agreements	(6)	(6)	—	8.7%	(17)	(17)	—	4.1%
Contra revenue from franchise agreements	(3)	(3)	—	(18.6)%	(10)	(9)	(1)	(24.3)%
Net management, franchise, and other fees	$215	$104	$111	107.8%	$555	$243	$312	128.7%

Hyatt Hotels Corporation
Properties and Rooms by Geography
Owned and leased hotels

	September 30, 2022		September 30, 2021		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Full service hotels
United States (a)	18	9,505	23	11,673	(5)	(2,168)
Other Americas	3	1,262	3	1,262	—	—
EAME/SW Asia	5	1,135	7	1,435	(2)	(300)
Select service hotels
United States	1	171	1	171	—	—
Other Americas	2	293	2	293	—	—
EAME/SW Asia	1	330	1	330	—	—
Total full service and select service hotels	30	12,696	37	15,164	(7)	(2,468)

All-inclusive hotels (b)	6	1,279	—	—	6	1,279

Total owned and leased hotels (c)	36	13,975	37	15,164	(1)	(1,189)

(a) Includes one hotel that was rebranded and combined with an existing property during the nine months ended September 30, 2022.
(b) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(c) Figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms by Geography
Managed and franchised properties (includes owned and leased properties)

	September 30, 2022		September 30, 2021		Change
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Americas
Full service hotels
United States managed	148	64,631	146	64,075	2	556
Other Americas managed	25	8,955	25	8,958	—	(3)
United States franchised	77	22,631	73	22,141	4	490
Other Americas franchised	11	2,019	8	1,307	3	712
Subtotal	261	98,236	252	96,481	9	1,755
Select service hotels
United States managed	35	5,220	37	5,658	(2)	(438)
Other Americas managed	13	1,857	13	1,857	—	—
United States franchised	407	56,927	401	55,447	6	1,480
Other Americas franchised	19	2,770	13	1,761	6	1,009
Subtotal	474	66,774	464	64,723	10	2,051
ASPAC
Full service hotels
ASPAC managed	128	41,967	123	41,175	5	792
ASPAC franchised	11	3,275	10	3,153	1	122
Subtotal	139	45,242	133	44,328	6	914
Select service hotels
ASPAC managed	30	5,342	27	4,772	3	570
ASPAC franchised	19	3,424	9	1,609	10	1,815
Subtotal	49	8,766	36	6,381	13	2,385
EAME/SW Asia
Full service hotels
EAME/SW Asia managed	110	27,242	101	25,464	9	1,778
EAME/SW Asia franchised	26	4,574	19	3,294	7	1,280
Subtotal	136	31,816	120	28,758	16	3,058
Select service hotels
EAME/SW Asia managed	25	4,144	17	2,797	8	1,347
EAME/SW Asia franchised	5	1,070	6	1,411	(1)	(341)
Subtotal	30	5,214	23	4,208	7	1,006
Total full service and select service hotels	1,089	256,048	1,028	244,879	61	11,169

Americas
All-inclusive
Other Americas	72	25,785	9	3,591	63	22,194
Subtotal	72	25,785	9	3,591	63	22,194
EAME/SW Asia (a)
All-inclusive
EAME/SW Asia	50	13,055	—	—	50	13,055
Subtotal	50	13,055	—	—	50	13,055
Total all-inclusive hotels	122	38,840	9	3,591	113	35,249

Total managed and franchised (b)	1,211	294,888	1,037	248,470	174	46,418

Vacation ownership	22		16		6
Residential	38		34		4
Condominium ownership	39		39		—

(a) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(b) Figures do not include vacation ownership, residential, or condominium ownership units.

Hyatt Hotels Corporation
Properties and Rooms by Brand

	September 30, 2022		September 30, 2021		Change
Brand	Properties	Rooms	Properties	Rooms	Properties	Rooms
Park Hyatt	46	8,615	45	8,409	1	206
Miraval (a)	3	383	3	357	—	26
Grand Hyatt	60	32,030	59	32,487	1	(457)
Alila	16	1,765	15	1,681	1	84
Andaz	25	5,610	25	5,671	—	(61)
The Unbound Collection by Hyatt	32	6,160	26	5,384	6	776
Thompson Hotels	18	3,767	14	3,088	4	679
Destination by Hyatt (a)	16	3,518	17	3,871	(1)	(353)
Hyatt Regency (b)	230	95,081	225	93,970	5	1,111
Hyatt	13	3,354	12	2,056	1	1,298
Hyatt Centric	53	10,891	43	8,892	10	1,999
JdV by Hyatt	23	3,320	20	2,901	3	419
Hyatt Place	408	59,593	393	56,166	15	3,427
Hyatt House	128	18,270	122	17,691	6	579
Caption by Hyatt	1	136	—	—	1	136
UrCove	16	2,755	8	1,455	8	1,300
Other	1	800	1	800	—	—
Total full service and select service hotels	1,089	256,048	1,028	244,879	61	11,169

ALG resorts (c)(d)	113	35,249	—	—	113	35,249
Hyatt Ziva	6	2,672	6	2,672	—	—
Hyatt Zilara	3	919	3	919	—	—
Total all-inclusive hotels	122	38,840	9	3,591	113	35,249

Total managed and franchised properties and rooms (e)	1,211	294,888	1,037	248,470	174	46,418

Hyatt Residence Club (f)	22		16		6

(a) Includes one Destination by Hyatt property that was rebranded and combined with a Miraval property during the nine months ended September 30, 2022.
(b) Includes two properties that we will rebrand under the respective brand in 2023.
(c) Includes nine non-branded properties managed by ALG.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(e) Figures do not include vacation ownership, residential, or condominium ownership units.
(f) Includes eight properties that we will rebrand under the respective brand in 2023.

Hyatt Hotels Corporation
Impact of Sold Hotels to Owned and Leased Hotels Segment Adjusted EBITDA

(in millions)	Fiscal Year 2022
Adjusted EBITDA	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Owned and leased hotels	$48	$82	$51		$181
Less: Contribution from sold owned and leased hotels (a)	(22)	(6)	—		(28)
Owned and leased hotels less contribution from sold hotels (b)	$26	$76	$51		$153

Pro rata share of unconsolidated hospitality ventures	$6	$17	$15		$38
Less: Contribution from sold unconsolidated hospitality ventures (c)	(1)	—	—		(1)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (d)	$5	$17	$15		$37

	Fiscal Year 2021
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Owned and leased hotels	$(25)	$11	$42	$49	$77
Less: Contribution from sold owned and leased hotels (a) (e)	(5)	(18)	(20)	(15)	(58)
Owned and leased hotels less contribution from sold hotels (b)	$(30)	$(7)	$22	$34	$19

Pro rata share of unconsolidated hospitality ventures	$(4)	$1	$9	$8	$14
Less: Contribution from sold unconsolidated hospitality ventures (c)	1	(1)	(1)	(2)	(3)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (d)	$(3)	$—	$8	$6	$11

(a) Contribution from sold owned and leased hotels represents the Adjusted EBITDA contribution in each period for hotels that have since been sold and entered into long-term management agreements, and excludes fee income retained upon sale. Hotels that have been sold include Hyatt Regency Lost Pines Resort and Spa (2Q21), Hyatt Regency Lake Tahoe Resort, Spa and Casino (3Q21), Alila Ventana Big Sur (3Q21), Hyatt Regency Miami (4Q21), Hyatt Regency Bishkek (4Q21), Hyatt Regency Indian Wells Resort & Spa (2Q22), Grand Hyatt San Antonio River Walk (2Q22), The Driskill (2Q22), The Confidante Miami Beach (2Q22).
(b) Owned and leased hotels less contribution from sold hotels represents the Adjusted EBITDA contribution from all owned and leased hotels that remain in Hyatt's portfolio as of September 30, 2022.
(c) Contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution in each period for unconsolidated hospitality ventures that have since been sold. Unconsolidated hospitality ventures that have been sold include Grand Hyatt São Paulo (1Q21), Hyatt Place Celaya (2Q21), Hyatt Place Los Cabos (2Q21), Hyatt Place Tijuana (2Q21), Hyatt Centric Beale Street Memphis (2Q21), Hyatt Place Glendale/Los Angeles (4Q21), Hyatt Place San Jose Airport (4Q21), Hyatt House San Jose Airport (4Q21), Hyatt Centric Downtown Portland (4Q21), Hyatt House Nashville at Vanderbilt (4Q21), Hyatt Regency Andares Guadalajara (2Q22).
(d) Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from all unconsolidated hospitality ventures that remain in Hyatt's portfolio as of September 30, 2022.
(e) Contribution from sold owned and leased hotels includes the Adjusted EBITDA contribution from one property that converted from leased to managed during the three months ended December 31, 2021.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income (Loss) Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Net income (loss) attributable to Hyatt Hotels Corporation	$28	$120	$(92)	(77.2)%	$161	$(193)	$354	183.3%
Interest expense	38	40	(2)	(5.0)%	116	123	(7)	(5.4)%
Provision for income taxes	35	138	(103)	(74.0)%	143	339	(196)	(57.6)%
Depreciation and amortization	96	71	25	34.5%	320	219	101	45.9%
EBITDA	197	369	(172)	(46.5)%	740	488	252	51.7%
Contra revenue	9	9	—	0.2%	27	26	1	5.1%
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(705)	(456)	(249)	(54.4)%	(1,885)	(1,082)	(803)	(74.2)%
Costs incurred on behalf of managed and franchised properties	697	465	232	49.6%	1,881	1,117	764	68.3%
Equity (earnings) losses from unconsolidated hospitality ventures	(2)	12	(14)	(120.8)%	6	(8)	14	169.7%
Stock-based compensation expense	7	6	1	10.7%	47	42	5	12.0%
Gains on sales of real estate	1	(307)	308	100.3%	(250)	(412)	162	39.3%
Asset impairments	9	—	9	NM	19	2	17	708.7%
Other (income) loss, net	24	3	21	533.1%	53	(34)	87	258.5%
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	15	9	6	69.0%	38	6	32	526.8%
Adjusted EBITDA	$252	$110	$142	128.1%	$676	$145	$531	365.1%

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change $	Change (%)	2022	2021	Change ($)	Change (%)
Adjusted EBITDA	$252	$110	$142	128.1%	$676	$145	$531	365.1%

Net Deferral activity
Increase in deferred revenue	$46	$—	$46	NM	$147	$—	$147	NM
Increase in deferred costs	(29)	—	(29)	NM	(81)	—	(81)	NM
Net Deferrals	$17	$—	$17	NM	$66	$—	$66	NM

Increase in Net Financed Contracts	$26	$—	$26	NM	$48	$—	$48	NM

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Total Revenues to Adjusted Revenues

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Total revenues	$1,541	$851	$690	81.2%	$4,303	$1,952	$2,351	120.5%
Add: Contra revenue	9	9	—	0.2%	27	26	1	5.1%
Less: Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(705)	(456)	(249)	(54.4)%	(1,885)	(1,082)	(803)	(74.2)%
Adjusted revenues	$845	$404	$441	109.6%	$2,445	$896	$1,549	173.0%

Adjusted EBITDA Margin %	29.8%	27.4%		2.4%	27.7%	16.2%		11.5%

Adjusted EBITDA Margin % Change in Constant Currency				2.4%				11.4%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to EBITDA and EBITDA to Adjusted EBITDA

(in millions)	Three Months Ended September 30,
2019
Net income attributable to Hyatt Hotels Corporation	$296
Interest expense	19
Provision for income taxes	109
Depreciation and amortization	85
EBITDA	509
Contra revenue	5
Revenues for the reimbursement of costs incurred on behalf of managed and franchised properties	(617)
Costs incurred on behalf of managed and franchised properties	633
Equity losses from unconsolidated hospitality ventures	5
Stock-based compensation expense	4
Gains on sales of real estate	(373)
Asset impairments	9
Other income, net	(25)
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	13
Adjusted EBITDA	$163

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Diluted Earnings per Share and Net Income Attributable to Hyatt Hotels Corporation, to Adjusted Diluted Earnings per Share, and Adjusted Net Income Attributable to Hyatt Hotels Corporation - Three Months Ended September 30, 2022 and September 30, 2021.

(in millions, except per share amounts)	Location on Condensed Consolidated Statements of Income (Loss)	Three Months Ended September 30,
		2022	2021
Net income attributable to Hyatt Hotels Corporation		$28	$120
Diluted earnings per share		$0.25	$1.15
Special items
Fund deficits (surpluses) (a)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	(14)	5
Restructuring expenses (b)	Other income (loss), net	26	3
Unrealized losses (gains) (c)	Other income (loss), net	24	(7)
Asset impairments (d)	Asset impairments	9	—
Utilization of Avendra proceeds (e)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	3	5
Losses (gains) on sales of real estate (f)	Gains (losses) on sales of real estate	1	(307)
Transaction costs (g)	Other income (loss), net	—	19
Other	Other income (loss), net	—	(2)
Special items - pre-tax		49	(284)
Income tax benefit (provision) for special items	Provision for income taxes	(5)	405
Total special items - after-tax		$44	$121
Special items impact per diluted share		$0.39	$1.16
Adjusted net income attributable to Hyatt Hotels Corporation		$72	$241
Adjusted diluted earnings per share		$0.64	$2.31
(a) Fund deficits (surpluses) - During the three months ended September 30, 2022 (Q3 2022) and the three months ended September 30, 2021 (Q3 2021), we recognized surpluses and deficits, respectively, on certain funds, due to the timing of revenue and expense recognition. We intend to recover any deficits recognized in future periods.
(b) Restructuring expenses - During Q3 2022, we recognized $26 million of restructuring expenses related to an owned hotel.
(c) Unrealized losses (gains) - During Q3 2022 and Q3 2021, we recognized unrealized losses and gains, respectively, due to the change in fair value of our marketable securities.
(d) Asset impairments - During Q3 2022, we recognized $9 million of asset impairment charges related to intangible assets, primarily as a result of contract terminations.
(e) Utilization of Avendra proceeds - During Q3 2022 and Q3 2021, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(f) Losses (gains) on sales of real estate - During Q3 2021, we recognized a $305 million pre-tax gain related to the sale of Hyatt Regency Lake Tahoe Resort, Spa and Casino and a $2 million pre-tax gain related to the sale of Alila Ventana Big Sur.
(g) Transaction costs - During the Q3 2021, we recognized $19 million of transaction costs related to the acquisition of ALG.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Diluted Earnings (Losses) per Share and Net Income (Loss) Attributable to Hyatt Hotels Corporation, to Adjusted Diluted Earnings (Losses) per Share, and Adjusted Net Income (Loss) Attributable to Hyatt Hotels Corporation - Nine Months Ended September 30, 2022 and September 30, 2021.

(in millions, except per share amounts)	Location on Condensed Consolidated Statements of Income (Loss)	Nine Months Ended September 30,
		2022	2021
Net income (loss) attributable to Hyatt Hotels Corporation		$161	$(193)
Diluted earnings (losses) per share		$1.44	$(1.89)
Special items
Gains on sales of real estate (a)	Gains (losses) on sales of real estate	(250)	(412)
Fund deficits (surpluses) (b)	Revenues for the reimbursement of costs incurred and costs incurred on behalf of managed and franchised properties; other income (loss), net	(16)	26
Unconsolidated hospitality ventures (c)	Equity earnings (losses) from unconsolidated hospitality ventures	(4)	(68)
Unrealized losses (gains) (d)	Other income (loss), net	68	(20)
Restructuring expenses (e)	Other income (loss), net	26	3
Asset impairments (f)	Asset impairments	19	2
Utilization of Avendra proceeds (g)	Costs incurred on behalf of managed and franchised properties; depreciation and amortization	9	12
Loss on extinguishment of debt (h)	Other income (loss), net	8	—
Transaction costs (i)	Other income (loss), net	1	19
Other	Other income (loss), net	9	(2)
Special items - pre-tax		(130)	(440)
Income tax benefit for special items	Provision for income taxes	56	394
Total special items - after-tax		(74)	(46)
Special items impact per diluted share		$(0.66)	$(0.45)
Adjusted net income (loss) attributable to Hyatt Hotels Corporation		$87	$(239)
Adjusted diluted earnings (losses) per share		$0.78	$(2.34)
(a) Gains on sales of real estate - During the nine months ended September 30, 2022 (YTD 2022), we recognized $250 million pre-tax gains on sales of real estate related to the sale of Grand Hyatt San Antonio River Walk ($137 million), The Driskill ($51 million), Hyatt Regency Indian Wells Resort & Spa ($40 million), and The Confidante Miami Beach ($24 million). During the nine months ended September 30, 2021 (YTD 2021), we recognized $412 million pre-tax gains on sales of real estate related to the sale of Hyatt Regency Lake Tahoe Resort, Spa and Casino ($305 million), Hyatt Regency Lost Pines Resort and Spa ($104 million), and Alila Ventana Big Sur ($2 million).
(b) Fund (surpluses) deficits - During YTD 2022 and YTD 2021, we recognized surpluses and deficits, respectively, on certain funds, due to the timing of revenue and expense recognition that we intend to recover any deficits recognized in future periods.
(c) Unconsolidated hospitality ventures - During YTD 2022, we recognized a $4 million pre-tax gain on the sale of our ownership interest in an equity method investment. During YTD 2021, we recognized a $69 million pre-tax gain on the purchase of the remaining 50% interest in the entities that own Grand Hyatt São Paulo.
(d) Unrealized losses (gains) - During YTD 2022 and YTD 2021, we recognized unrealized losses and gains, respectively, due to the change in fair value of our marketable securities.
(e) Restructuring expenses - During YTD 2022, we recognized $26 million of restructuring expenses related to an owned hotel.
(f) Asset impairments - During YTD 2022, we recognized $12 million of asset impairment charges related to intangible assets, primarily as a result of contract terminations. Additionally, during YTD 2022 we recognized a $7 million goodwill impairment charge in connection with the sale of Grand Hyatt San Antonio River Walk.
(g) Utilization of Avendra proceeds - During YTD 2022 and YTD 2021, we recognized expenses related to the partial utilization of the aforementioned Avendra LLC sale proceeds for the benefit of our hotels.
(h) Loss on extinguishment of debt - During YTD 2022, we recognized a $8 million loss on extinguishment of debt for the bonds that were legally defeased in conjunction with the sale of Grand Hyatt San Antonio River Walk.
(i) Transaction costs - During YTD 2021, we recognized $19 million of transaction costs related to the acquisition of ALG.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: SG&A Expenses to Adjusted SG&A Expenses
Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
SG&A expenses	$108	$69	$39	56.1%	$295	$250	$45	17.9%
Less: rabbi trust impact	11	1	10	NM	80	(30)	110	365.8%
Less: stock-based compensation expense	(7)	(6)	(1)	(10.7)%	(47)	(42)	(5)	(12.0)%
Adjusted SG&A expenses	$112	$64	$48	75.1%	$328	$178	$150	83.8%

The table below provides a segment breakdown for Adjusted SG&A expenses.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Americas management and franchising	$14	$12	$2	12.1%	$45	$35	$10	26.7%
ASPAC management and franchising	10	10	—	(1.2)%	31	29	2	5.2%
EAME/SW Asia management and franchising	9	7	2	28.7%	26	21	5	26.6%
Owned and leased hotels	4	3	1	33.3%	10	9	1	9.5%
Apple Leisure Group	29	—	29	NM	90	—	90	NM
Corporate and other	46	32	14	47.1%	126	84	42	50.8%
Adjusted SG&A expenses	$112	$64	$48	75.1%	$328	$178	$150	83.8%

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Guidance: SG&A Expenses to Adjusted SG&A Expenses
For the Year Ended December 31, 2022
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the forecast. The Company's outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in SG&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). SG&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ended December 31, 2022 Forecast Range
	Low Case	High Case
SG&A expenses	$517	$522
Less: rabbi trust impact (a)	—	—
Less: stock-based compensation expense	(57)	(57)
Adjusted SG&A expenses	$460	$465

(a) Impact of rabbi trust is not forecasted for the year ended December 31, 2022 as performance of underlying invested assets is not estimable.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a reconciliation of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income (loss) include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). Below is a reconciliation of the margins excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2022	2021	Change ($)	Change (%)	2022	2021	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$253	$181	$72	40.4%	$734	$358	$376	104.9%
Non-comparable owned and leased hotels	56	82	(26)	(33.2)%	177	200	(23)	(11.6)%
Owned and leased hotels revenues	$309	$263	$46	17.4%	$911	$558	$353	63.2%

Expenses
Comparable owned and leased hotels	$193	$145	$48	33.5%	$538	$333	$205	61.7%
Non-comparable owned and leased hotels	44	63	(19)	(30.5)%	146	168	(22)	(13.2)%
Rabbi trust impact	(1)	—	(1)	(841.8)%	(9)	5	(14)	(295.7)%
Owned and leased hotels expenses	$236	$208	$28	13.6%	$675	$506	$169	33.5%

Owned and leased hotels operating margin percentage	23.7%	21.1%		2.6%	25.9%	9.4%		16.5%

Comparable owned and leased hotels operating margin percentage	24.1%	20.2%		3.9%	26.7%	7.1%		19.6%

Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization (Adjusted EBITDA) and EBITDA
We use the terms Adjusted EBITDA and EBITDA throughout this earnings release. Adjusted EBITDA and EBITDA, as we define them, are non-GAAP measures. We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated owned and leased hospitality ventures Adjusted EBITDA based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•interest expense;
•benefit (provision) for income taxes;
•depreciation and amortization;
•amortization of management and franchise agreement assets and performance cure payments, which constitute payments to customers (Contra revenue);
•revenues for the reimbursement of costs incurred on behalf of managed and franchised properties;
•costs incurred on behalf of managed and franchised properties that we intend to recover over the long term;
•equity earnings (losses) from unconsolidated hospitality ventures;
•stock-based compensation expense;
•gains (losses) on sales of real estate and other;
•asset impairments; and
•other income (loss), net
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with results from other companies within our industry.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry including interest expense and benefit (provision) for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense which varies among companies as a result of different compensation plans companies have adopted. We exclude revenues for the reimbursement of costs and costs incurred on behalf of managed and franchised properties which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes costs incurred on behalf of our managed and franchised properties related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations, such as asset impairments and unrealized and realized gains and losses on marketable securities.
Adjusted EBITDA and EBITDA are not substitutes for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA and EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted EBITDA Margin
We define Adjusted EBITDA margin as Adjusted EBITDA divided by total revenues excluding Contra revenue and revenues for the reimbursement of costs incurred on behalf of managed and franchised properties (Adjusted revenues). We believe Adjusted EBITDA margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) per Share (EPS)
Adjusted net income (loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted net income (loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted net income (loss) per diluted share. We consider Adjusted net income (loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted net income (loss) and Adjusted Diluted EPS are not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted earnings (losses) per share, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss) and Adjusted Diluted EPS. Although we believe that Adjusted net income (loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted net income (loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted net income (loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted net income (loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted net income (loss) and Adjusted Diluted EPS supplementally.
Adjusted Selling, General, and Administrative (SG&A) Expenses
Adjusted SG&A expenses, as we define it, is a non-GAAP measure. Adjusted SG&A expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted SG&A expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Comparable Owned and Leased Hotels Operating Margin
We define comparable owned and leased hotels operating margin as the difference between comparable owned and leased hotels revenues and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenues is calculated by removing non-comparable hotels revenues from owned and leased hotels revenues as reported in our condensed consolidated statements of income (loss). Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income (loss). We believe comparable owned and leased hotels operating margin is useful to investors because it provides investors the same information that the Company uses internally for purposes of assessing operating performance.

Comparable Hotels
"Comparable system-wide hotels" represents all properties we manage or franchise, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Hotels that suspended operations due to the COVID-19 pandemic and have not yet re-opened are no longer included in our definition of comparable system-wide hotels. We may use variations of comparable system-wide hotels to specifically refer to comparable system-wide Americas full service hotels, including our wellness resorts, our select service hotels, or our all-inclusive resorts, for those properties that we manage or franchise within the Americas management and franchising segment, comparable system-wide ASPAC full service or select service hotels for those properties we manage or franchise within the ASPAC management and franchising segment, or comparable system-wide EAME/SW Asia full service or select service hotels for those properties that we manage or franchise within the EAME/SW Asia management and franchising segment. "Comparable owned and leased hotels" represents all properties we own or lease that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable system-wide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in our industry. "Non-comparable system-wide hotels" or "non-comparable owned and leased hotels" represent all hotels that do not meet the respective definition of "comparable" as defined above.
Constant Dollar Currency
We report the results of our operations both on an as-reported basis, as well as on a constant dollar basis. Constant dollar currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate constant dollar currency by restating prior-period local currency financial results at the current period's exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.
Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.
Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.

Net Package ADR
Net Package ADR represents net package revenues, divided by the total number of rooms sold in a given period. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.
Net Package RevPAR
Net Package RevPAR is the product of the net package ADR and the average daily occupancy percentage. Net Package RevPAR generally includes revenue derived from the sale of package revenue comprised of rooms revenue, food and beverage, and entertainment, net of compulsory tips paid to employees. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.
Net Financed Contracts
Net Financed Contracts represent Unlimited Vacation Club contracts signed during the period for which an initial cash down payment has been received and the remaining balance is contractually due in monthly installments over an average term of less than 4 years. The Net Financed Contract balance is calculated as the unpaid portion of membership contracts reduced by expenses related to fulfilling the membership program contracts and further reduced by an allowance for future estimated uncollectible installments. Net Financed Contract balances are not reported on our condensed consolidated balance sheets as our right to collect future installments is conditional on our ability to provide continuous access to member benefits at ALG resorts over the contract term, and the associated expenses to fulfill the membership contracts become liabilities of the Company only after the installments are collected. We believe Net Financed Contracts is useful to investors as it represents an estimate of future cash flows due in accordance with contracts signed in the current period. At September 30, 2022, the Net Financed Contract balance not recorded on our condensed consolidated balance sheet was $181 million.
Net Deferrals
Net Deferrals represent the change in contract liabilities associated with the Unlimited Vacation Club membership contracts less the change in deferred cost assets associated with the contracts. The contract liabilities and deferred cost assets are recognized as revenue and expense, respectively, on our condensed consolidated statements of income (loss) over the customer life, which ranges from 3 to 25 years.